EXHIBIT 10.2
                      [TRILOGY CAPITAL PARTNERS, INC. LOGO]

                              LETTER OF ENGAGEMENT
                              SENSE HOLDINGS, INC.
                               SEPTEMBER 19, 2005

The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. ("TRILOGY") by Sense Holdings, Inc. ("SEHO" or the "COMPANY"):

TERM AND            Twelve months, commencing as of the date set forth above
TERMINATION         (the "INITIAL TERM"), and terminable thereafter by either
                    party upon 30 days' prior written notice. Notwithstanding the foregoing, either party may terminate this Agreement by written notice to the other party if such other party materially breaches or defaults in the performance of its obligations or agreements under this Agreement or the Warrants and such breach or default is not cured or corrected within 30 days of written notice of such breach.

OBJECTIVE           The development and implementation of a proactive marketing program designed to increase the investor awareness of SEHO in the investment community and generate a significant increase in liquidity and market capitalization.

THE PROGRAM         Trilogy will structure and implement a marketing program
                    designed to create extensive financial market and investor awareness for SEHO to drive long-term shareholder support.
                    The core drivers of the program will be to create institutional and retail buying in the Company's stock through a proactive sales and marketing program emphasizing technology-driven communications and leveraging SEHO's image to attract additional long-term investors and to create additional acquisition and business development opportunities. As share price is affected by various factors, Trilogy can give no assurance that the marketing program will result in an increase in SEHO's stock price.

                    Trilogy understands that during any period in which the Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company's investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and Trilogy will follow the direction of the Company and its securities counsel.

RESPONSIBILITIES    Trilogy will structure and implement the program described above in accordance with a marketing plan provided to SEHO.
                    Trilogy will work in conjunction with the Company's management, securities counsel, investment bankers, auditors and marketing director, and under supervision of executive management. Trilogy will designate a principal account representative to SEHO responsible for this engagement.

                    The content is as follows:

                           o        Campaign Planning, Development and Execution

                           o Press Announcements: drafting, approval and distribution

                           o        Database Development and Management

                           o        Image Analysis: recommendations and
                                    implementation

                           o        Messaging: institutional and retail

                           o        Online presentations: drafting and
                                    production responsibilities

                           o        Website Overhaul - installation and
                                    maintenance of auto IR program

                           o Email messaging: targets: Retail and Institutional/Other databases

                           o        Media including Interactives and PowerPoints

                           o Direct Mail: shareholder, media, SEHO relationship universe

                           o        Public Relations

                           o        Capital Conferences

                    Trilogy will not publish or publicly release any press release or other public communication or document referring to the Company ("IR DOCUMENTS") regarding the Company that has not been approved in writing by the Company. The Company assumes responsibility for the accuracy and completeness of all IR Documents and the compliance of such IR Documents with applicable laws, rules and regulations. The Company agrees that Trilogy has no obligation or duty to verify the accuracy or completeness of the IR Documents.

CONFIDENTIALITY     Trilogy agrees that all Confidential Information shall
AND MATERIAL        remain the property of the Company and will be held and
INFORMATION         treated by Trilogy and its affiliates, directors, officers and employees (collectively, the "REPRESENTATIVES") in confidence and will not, except as provided in this Agreement, without the prior written consent of the Company, be disclosed by Trilogy or its Representatives, in any manner whatsoever, in whole or in part, and will not be used by Trilogy or its Representatives other than in connection with performing the duties and responsibilities of Trilogy under this Agreement.

                    "CONFIDENTIAL INFORMATION" means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, expect by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; and (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company.

FEES                $12,500 per month, with first payment due on execution.
                    Wiring information is set forth below.

EQUITY              SEHO has concurrently herewith issued to Trilogy 3,500,000
COMPENSATION        Warrants, each Warrant representing the right to purchase
                    one share of Common Stock for $0.19 per share.

                    It is expressly understood that the Company has agreed to file a Registration Statement with the Securities and Exchange Commission registering for resale the shares underlying the Warrants no later than 45 days from the date of this Letter of Engagement.

MARKETING           To support the financial marketing program, SEHO
BUDGET              acknowledges that it will incur certain third party
                    marketing costs. Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company
                    (which budget shall not be less than $200,000). The Company shall have no obligation to reimburse Trilogy for any third party marketing cost that exceeds the approved budget or is otherwise not approved by the Company. The Company understands that prompt payment of these costs is vital to the on-going investor relations program, and therefore shall pay these costs promptly upon invoice, to Trilogy (to enable
                    Trilogy to promptly reimburse these third parties). The
                    Company shall indemnify and hold Trilogy harmless from any losses, claims, costs, expenses, liabilities and damages from failure to timely pay these third party marketing costs.

INDEMNIFICATION     The Company agrees to provide the indemnification set forth in "Exhibit A" attached hereto.

CORPORATE           The obligations of Trilogy under this Agreement are solely
OBLIGATIONS         corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

ADDITIONAL          If Trilogy is called upon to render services directly or
SERVICES            indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy's counsel.

SURVIVAL OF         The Sections entitled "Indemnification" (including "Exhibit
CERTAIN             A"), "Corporate Obligations" and "Additional Services" shall
PROVISIONS          survive any termination of this Agreement and Trilogy's
                    engagement pursuant to this Agreement. In addition, such termination shall not terminate Trilogy's right to compensation accrued through the date of termination and for reimbursement of allowed expenses (including third party marketing costs). Any purported termination of this Agreement by the Company prior to the end of the Initial
                    Term other than for material breach or default in accordance with "Term and Termination" above, or any termination by Trilogy as a result of non-payment or other material breach by the Company (including the failure to pay third-party marketing costs), shall not terminate Trilogy's right to the fees through the entire Initial Term (as Trilogy's time and commitment are expected to be greater in the first part of its engagement).

SERVICES/COSTS      The compensation paid to Trilogy under this Agreement will cover all costs for services by Trilogy and Trilogy personnel. Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne by the Company and included in the marketing budget prepared by Trilogy. Trilogy will provide reasonable documentation to support reimbursement claims. Trilogy will not incur any particular reimbursable cost of $500 or more without the written approval from the Company. These reimbursable costs are not third-party marketing costs under "Marketing Budget."

ATTORNEYS' FEES     If any action or proceeding is brought to enforce or
                    interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court.

GOVERNING           LAW New York, without giving effect to the principles of
                    conflicts of law thereof.

                         [SIGNATURES ON FOLLOWING PAGE.]

                         _______________________________

Agreed and Accepted:

SENSE HOLDINGS, INC.                          TRILOGY CAPITAL PARTNERS, INC.

By _______________________________            By _______________________________
     Dore Scott Perler,                            Paul Karon,
     President and CEO                             President

Wiring:

Trilogy Capital Partners, Inc.
Signature Bank New York
Private Client Group
New York, NY 10016
Account: 1500565515
ABA: 026013576

                                    EXHIBIT A

                           INDEMNIFICATION PROVISIONS

Sense Holdings, Inc. (the "COMPANY") unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy Capital Partners, Inc. ("TRILOGY") and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the "INDEMNIFIED PERSONS") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("INDEMNIFIED CLAIM"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any: (i) actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by the Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any SEC filing, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.